Exhibit 10.5

EXCLUSIVE MARKETING and DISTRIBUTION AGREEMENT

This AGREEMENT, effective June 23, 2008, is entered into by Multisys Language Solutions, Inc., a Nevada corporation, with its principle place of business at 8045 Dolce Volpe, Las Vegas, Nevada 89178 (herein called “MLSC”) and Xiamen Eurotech Intelligence Commercial & Trading Co., a Chinese corporation, with its principal place of business at Room 701, Zone B, 7th Floor, No. 844 Xia He Road, Si Ming District,  Xiamen / Fujian, 361002 China (herein called “XIAM”).

RECITALS:

A.

 MLSC by virtue of a legal assignment of a Software Reseller Agreement, owns the exclusive rights to market, sell and distribute language education software in the country of China, which has been developed by Strokes International, an Austrian company, with offices at, A-4020  Linz, Austria.

B.

The MLSC wishes to retain is XIAM to act as its sole marketing agent in China to sell all language software developed by Strokes International.

C.  MLSC has the rights to sell software Products in the Country of China, Hong Kong, Macao and Taiwan, as defined in Section 2 of this Agreement.

D.

 XIAM was organized to market language education software in the country of China and desires to represent MLSC initially for duplication, manufacturing Product and selling of finished software packages as an exclusive marketing agent in the Territory.  XIAM will have the right to reproduce the software, package the Product and continue to sell on a direct and wholesale basis, as an exclusive agent of MLSC for the Term of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties agree as follows:

1.  BASIS FOR THE AGREEMENT

MLSC represents that it is the legal owner of and has the right, pursuant to the legal assignment of an existing Software Reseller’s Agreement from Strokes International granted to Peter Schmind on June 3. 2008, to sell on an exclusive basis, language education software in the country of China.  Initially, the software to be sold has been developed to teach English and German language to Chinese speaking individuals, but at the option of the Reseller, can be expanded to include Russian, Spanish, French, Japanese and Italian.  The Software Reseller Agreement between MLSC and Strokes International has been attached to this Agreement as Exhibit A.

1.1

  XIAM wishes to be the exclusive marketing agent of the Product in China Hong Kong, Macao and Taiwan and MLSC desires XIAM to act in the capacity of a marketing agent.  Under the terms of the Software Reseller Agreement with Strokes International, XIAM has the legal authority to mass reproduce and package the Product with a view toward selling the Product pursuant to a pricing schedule defined in Exhibit B of the Software Reseller Agreement.  XIAM agrees to be bound by all terms and conditions defined in the Software Reseller Agreement for the express purpose selling the Products on an exclusively basis in China Hong Kong, Macao and Taiwan.  Subject to reaching certain sales targets defined in Exhibit C, XIAM will be authorized to continue to sell Products on an exclusive basis for the term of this Agreement and any extensions provided for in Exhibit C.

1.2

  XIAM does not wish to acquire any right, title and interest in any patents or patent applications filed as of the date of this agreement that relate to the language education software developed by Strokes.  XIAM initially desires to duplicate and resell completed language education software units in the country of China Hong Kong, Macao and Taiwan on an exclusive basis and on a non-exclusive basis to Chinese speaking individuals outside the Territory.

2.  DEFINITIONS

As used herein, the following capitalized terms or other capitalized terms defined elsewhere in this Agreement, will have the meanings ascribed thereto wherever used in this Agreement:

2.1

  “Confidential Information” means any software code, business, marketing, technical, scientific or other information disclosed by any Party which, at the time of disclosure, is designated as confidential or proprietary.

2.2

  “Effective Date” shall be July 1, 2008.

2.3

  “Gross Production” means the number of Software Units commercially duplicated and marketed by the XIAM, which utilize software developed by Strokes.

2.4

  “Intellectual Property Rights” shall mean all intellectual property rights, including without limitation, any rights in any software, software code, patents, discovery, improvement, trademarks, copy written software content,  know-how, trade secrets and all rights of whatsoever nature in software development and programming, Confidential Information, and all intangible rights or privileges owned by Strokes, whether or not registered, and shall include all rights in any applications and granted registrations for any of the foregoing.

2.5

  “Know-How” means that special knowledge, skill and experience, as applied to the design or creation of Language Education Software that is possessed by Strokes.

2.6  “Product(s)” means the language education software which operates on a windows based platform with the following technical requirements: Windows PC min 333 MHz, Windows 2000 - XP VISTA - 36 RAM, Soundcard - Speaker, High Color Display (16-bit), 700 MB available on hard drive, Screen resolution 1024 x 768 and the software is protected with a ESD – free activating code.

2.7

  “Licensed Technology” means any and all proprietary software and programming or components related to the language education software, supplementary or improved products or any other successor products ,which were developed by the Strokes.

2.8

  “Territory” shall mean comprise the country of China Hong Kong, Macao and Taiwan on an exclusive basis.

2.9

  “XIAM” means Xiamen Eurotech Intelligence Commercial & Trading a corporation domiciled in the country of China.

2.10  “MLSC” means Multisys Language Solutions, Inc., a corporation domiciled in the State of Nevada, U.S.A.

2.11 “Strokes” means Strokes International, an Austrian company who is the developer of the Language Education Software and a party to the Software Reseller Agreement.

2.12  “Minimum Annual Sales Volume” means the annual number of units of Language Educational Software sold in the Territory.

2.13  “Net Selling Price” means the net sales value of any Language Education Software produced and sold by XIAM through wholesales distributions or directly to consumers in the Territory.

2.14 “Parties” means Xiamen Eurotech Intelligence Commercial & Trading  Company. and Multisys Language Solutions, Inc.

2.15  “Private Label” means the exclusive labeling, trade name and/or trademark for the Language Education Software marketed in the Territory.

2.16  “Product Royalty” means a royalty payment made by the XIAM to the MLSC on the products assembled or manufacture and sold by XIAM in the Territory, which utilize software developed solely by Stroke’s.  The Product Royalty has been established at $4.00 net per unit for all units manufacture and sold by XIAM in the Territory.

2.17  “Trademarks” means all registered and unregistered trademarks, service marks, trade names, business names, brand names, product names and any other indicators of origin, whether registered or unregistered, belonging to either Party or Strokes.

2.18  “The Exclusive Marketing and Distribution Agreement” means the right, to the exclusion of any other entity for XIAM within the Territory to:

Duplicate, assemble, manufacture, sell and market the Products on a private label basis in the Territory.

3.  GRANT OF EXCLUSIVE MARKETING RIGHTS

3.1

  MLSC hereby grants to XIAM the exclusive right duplicate, assemble, manufacture, sell and market finished Product units in the Territory for a period of five years, subject to the Software Reseller Agreement remaining in Good Standing.  As a condition of the executing this Agreement, XIAM agrees to undertake certain objectives as defined in Exhibit B and  MLSC agrees to pay certain upfront expenses, for which it will be pay a $4.00 per unit royalty for each unit of language education software sold by XIAM in the Territory.

At the end of each business year, beginning with calendar year two after the effective date of this agreement, if the XIAM has satisfied the defined objectives of sales defined in Exhibit C of this Agreement, then XIAM will have the right to continue to duplicate, assemble, manufacture, sell and market finished Product on an exclusive basis in the Territory.  In the event the objectives defined in Exhibit C are not attained at the end of each business year, this agreement shall, at the option of the MLSC, automatically revert to a non-exclusive marketing agreement and the XIAM will not have the exclusive right to engage in duplicating, assembling, manufacturing, selling and marketing finished Product in the Territory.

(a)  The Parties agree that any improvements, design changes, modifications or developments of the Product, made by Strokes shall be available to XIAM in the Territory at no additional cost.

(b)  The Parties further agree that any Improvements, design changes, modifications, discoveries or developments related to the Product made by XIAM, may, at the sole option of the Strokes, under the terms of the Software Reseller Agreement, be patented by Strokes and may be utilized in the Territory by the XIAM, so long as the nature of this Agreement remains exclusive.  In this regard, the agent or employee of the XIAM who is responsible for the improvement, design changes, modifications, discoveries or developments of the Product agrees to execute any and all documents required to assign all right, title and interest to Improvements to Strokes for $1.00 and other good and valuable consideration.

3.2

  MLSC further grants to XIAM, subject to written approval, the right to use any registered or not reregistered Trademark, owned, acquired, developed or filed for by the MLSC or Strokes, relating to the Products.

3.3

  The rights granted pursuant to Sections 3.00 are subject to meeting the minimum sales criteria defined in Exhibit C attached, shall be exclusive in nature, for a period of Five (5) years with an option by the XIAM to extend for an additional Five (5) years, so long as the minimum sales volume is maintained, as outlined in Exhibit C.  XIAM does not have the right to grant Sublicenses during the term of this Agreement without first receiving prior written approval from the MLSC and  Strokes.

3.4

  Subject to mutual agreement and meeting the criteria defined in clause 3.1 of this agreement, the XIAM has the right to assemble and manufacture units of the language Education Software for exclusive marketing in the Territory.  In this regard, MLSC hereby agrees to provide a master CD that can be utilized to duplicate the software.

4.  ASSUMPTION OF UNDERLYING OBLIGATIONS OF RESELLER AGREEMENT

4.1

  XIAM agrees to abide by all of the terms and conditions of the Software Reseller Agreement date June 3. 2008, between Strokes International and Peter Schmid, which as subsequently assigned to MLSC on date 11. of June 2008.

4.2

  XIAM agrees that as of the date of this agreement the Net Retail Price (NRP) in China is defined as the amount paid by any customer minus the official Value Added Tax (VAT) of 17% and reflected in the below table.  Currency used is RMB, the official currency in the Territory.

PRODUCT	Retail price	Net retail price NRP
___100___ Product	450	385
___101___ Product	650	556
___102___Product	850	726

4.3  Under the terms of the Software Reseller Agreement Stokes is entitled to a Product fee equal to 40% of the NRP.  The Product fee due Strokes is payable on a quarterly basis of the end of the quarter and due within 30 days after the end of each quarter.  Predicated on the fact that XIAM will pay for all product costs such as: duplication and pressing of CD-ROMs, packing, printing, shrink wrapping and commission costs, which normally would have been the responsibility of Strokes, Strokes as the Reseller will agree to a cost reduction on a per unit basis equal to:

Product 100  - 45 RMB per unit

Product 101 – 55 RMB per unit

Product 102 – 65 RMB per unit

5.  LICENSE FEES AND ROYALTIES PAYABLE TO MLSC

5.1

  XIAM shall pay to MLSC a Product Royalty on the products actually duplicated, manufactured and sold by XIAM to any non-affiliated third party, which is paid for by customers of the XIAM.  The Product Royalty shall be $4.00 per unit of language education software sold in the Territory.  XIAM is also obligated to pay a royalty on finished units purchased from XIAM and resold to customers of wholesale sales groups.  The Product Royalty will remain due in perpetuity and continue to be paid quarterly, within 30 days of the quarter just ending.

6.  CONFIDENTIALITY

6.1

  XIAM, XIAM’s agent and affiliates and XIAM's employees shall not disclose any Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How or other Confidential Information expressly or implied disclosed by MLSC or Strokes to XIAM without the expressed written permission of MLSC.

6.2

  XIAM at the option of the MLSC shall sign a separate Confidentiality Agreement relative to any Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How or other Confidential Information disclosed by MLSC and Strokes to XIAM.

7.  PRIVATE LABELS

7.1

  All Product(s) used pursuant to this Agreement, may be used under any Trademark(s) developed or owned by the XIAM or a Trademark developed and owned by the XIAM.  In the event that any Trademark utilized by the XIAM, is in conflict with another company operating within the Territory, any different such Private Label selected by XIAM may be used.

7.2

  The Private Label of the Product shall comply with the appropriate regulations of all governmental agencies of the countries within the Territory.

7.3

  As long as this AGREEMENT or any modification or extension thereof remains in 6force and effect, XIAM shall own each such Private Label or trademark to be used exclusively by XIAM on the Product in the Territory.

8.  PAYMENTS and REPORT

8.1

  Not later than the last day of each January, April, July and October, XIAM shall furnish to MLSC a written statement in such detail as MLSC may reasonably require of all amounts due pursuant to Sections 4.2 for the quarterly periods ended the last days of the preceding March, June, September and December and shall pay to MLSC, all amounts due to MLSC.

8.2

  Payments provided for in this Agreement, when overdue, shall bear interest at a rate per annum equal to two percent (2%) in excess of the "Prime Rate" published by the U.S. Edition of "The Wall Street Journal" at the time such payment is due, and for the time period until payment is received by MLSC.

8.3

  If this Agreement is for any reason terminated before all of the payments herein provided for have been made, XIAM shall immediately submit a terminal report, and pay to MLSC any remaining unpaid balance even though the due date as above provided has not been reached.

9.  REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

9.1

  Nothing in this AGREEMENT shall be deemed to be a representation or warranty by MLSC of the validity of any copy written software, trademarks or programming code. Neither MLSC nor Strokes shall have any liability whatsoever to XIAM on account of any injury, loss or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon XIAM arising out of or in connection with, or resulting from:

(a) The duplication, transport, manufacture, assembly, installation, use, or sale of the finished Product, or:

                            (b) Any advertising or other promotional activities with respect to any of the foregoing.

XIAM shall hold MLSC, Strokes and its partners, agents or employees harmless in the event XIAM, or its officers agents or employees, is held liable.

10.  PRODUCTION LIABILITY INSURANCE

10.1  XIAM will not be required to purchase Product Liability Insurance.  Neither MLSC nor Strokes will carry Product Liability Insurance.

11.  TERMINATION

11.1  This Agreement shall terminate in 5 years with an option to extend for 5 additional years on written request of both MLSC and XIAM, upon sixty (60) days in advance of the anniversary date of this Agreement.

11.2  XIAM may terminate this Agreement at any time upon sixty (60) days written notice in advance to the MLSC.

11.3  MLSC may at its option terminate this Agreement if XIAM:

(a) shall be in default of any obligation hereunder; or

(b) shall be adjudged bankrupt; or

(c) shall become insolvent; or

(d) shall make an assignment for the benefit of creditors; or

(e) shall be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving thirty (30) days notice by Registered Mail to the other party, specifying the basis for termination.  If within thirty (30) days after the receipt of such notice, the party receiving notice shall remedy the condition that formed the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force.

(f) does not perform a minimum annual sales volume as defined in Exhibit C for each business year subsequent to the second year after the effective date (that means commencing the evaluation at the end of year 2).

11.4 The word "termination", used elsewhere in this agreement, is to read, except where the contrary is specifically indicated, as omitting from their effect, the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

(a)  XIAM's obligation to supply a terminal report as specified in this Agreement;

(b) MLSC's right to receive or recover, and XIAM's obligation to pay royalties, including accrued or accruable for payment at the time of any termination;

(c)  XIAM's obligation to maintain records under Section 15.00 of this Agreement;

(d) licenses, releases and agreements of non-assertion running in favor of customers or transferees of XIAM in respect to products sold or transferred by XIAM prior to any termination and on which Royalties shall have been paid as provided in paragraph 4.2 of this Agreement;

(e) Any cause of action or claim of MLSC accrued or to accrue, because of any breach or default by XIAM.

(f) XIAM`s right or obligation to maintain the Product in terms of this agreement unless XIAM informs MLSC that it wishes to discontinue the exercise of such rights.

12.  DISPUTES AND ARBITRATION

12.1  INITIAL CONSULTATION AND NEGOTIATION. In the event a dispute between MLSC and XIAM rises under the Agreement or a party's performance there under, the matter shall first be escalated to MLSCS’s President and XIAMS's President in an attempt to settle such dispute through consultation and negotiation in good faith and a spirit of mutual cooperation.

12.2  ESCALATION. If the Presidents are unable to resolve the dispute, it shall be referred to a conflict resolution committee comprised of one representative designated by each party.  The initial members of the conflict resolution committee shall be:

For the MLSC:

Manual Graiwer, Esq.

For the XIAM:

Dr. Dominik Wanner, Shanghai

12.3  CONTINUED PERFORMANCE.  Except where prevented from doing so by the matter in dispute, the parties agree to continue performing their obligations under this Agreement while any good faith dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

12.4  ARBITRATION. Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance, or termination, which the parties are unable to resolve within a reasonable time after written notice by one party to the other of the existence of such controversy or dispute, may be submitted to arbitration by either party and if so submitted by either party, shall be finally settled by arbitration conducted in accordance with the rules of conciliation and arbitration of the Chamber of Commerce in effect on the date hereof. Arbitration will be done by three arbitrators, one each to be proposed by XIAM and MLSC, and the third to be proposed by the Chamber of Commerce.  Any such arbitration shall take place in the City of Hong Kong, China. Such arbitration shall be conducted in English language and the arbitrators shall apply the laws of the Country of China.

12.5  The institution of any arbitration proceeding hereunder shall not relieve XIAM of its obligation to make payments accrued hereunder pursuant to Sections 4.00 hereof to MLSC during the continuance of such proceeding.  The decision by the arbitrators shall be binding and conclusive upon the parties, their successors, and assigns and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry judgment with respect to the decision of the arbitrators hereunder. Notwithstanding the foregoing, judgment upon award may be entered in any court where the arbitration takes place, or any court having jurisdiction.

13.  LITIGATION

13.1  Each party shall notify the other party in writing of any suspected infringement(s) of any copy rights on the software, Patent(s) or Patent(s) that may issue, Patent Applications, Provisional Patent Applications and Improvements and registered Trademarks in the Territory, and shall inform the other party of any evidence of such infringement(s).

13.2  MLSC shall have the first right to institute suit for copy write infringement(s) in the Territory. XIAM agrees to join as a party plaintiff in any such lawsuit initiated by MLSC, if requested by MLSC, with all costs, attorney fees, and expenses to be paid by MLSC. However, if XIAM does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from XIAM of MLSC’s desire to bring suit for infringement in its own name and on its own behalf, then XIAM may, at its own expense, bring suit or take any other appropriate action.

13.3  If this Agreement is non-exclusive at the time of infringement(s), the sole right to institute suit for infringement and to recover damages shall rest with MLSC.

13.4  XIAM shall be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to paragraph 12.1.  MLSC shall be entitled to recovery of damages resulting from any lawsuit brought by MLSC to enforce any copy write or patent pursuant to paragraph 12.1.

13.5  Either party may settle with an infringer without the prior approval of the other party if such settlement would not affect the rights of the other party under any existing Copy Write laws, Patent, Patent that may issue, Patent Applications, Improvements, Provisional Patent Applications and registered Trademarks.

14.  RECORDS

14.1  XIAM shall keep accurate records of all operations affecting payments hereunder, and shall permit MLSC or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter.

15.  NON-ASSIGNABILITY

15.1  The parties agree that this agreement imposes personal obligations on XIAM.  XIAM shall not assign any rights under this Agreement not specifically transferable by its terms without the written consent of MLSC.  MLSC may assign their rights hereunder.

16.  SEVERABILITY

16.1  The parties agree that if any part, term or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

16.2  In the event the legality of any provision of this agreement is brought into question because of a decision by a court of competent jurisdiction, MLSC, by written notice to XIAM, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

17.  NON-USE OF MLSC’S NAME

17.1  In publicizing anything used under this Agreement, XIAM shall not use the name of MLSC or Strokes; or otherwise refer to any organization related to MLSC, except with the written approval of MLSC and Strokes.  XIAM is authorized to make public the name of the MLSC and describe the contractual relationship between the MLSC and XIAM.

18.  WAIVER, INTEGRATION, ALTERATION

18.1  The waiver of a breach hereunder may be affected only by a written notification signed by the waiving party and shall not constitute a waiver of any other breach.

18.2  A provision of this Agreement may be altered or a missing provision may be added only by a writing signed by both parties.

19.  MARKING

19.1  When the XIAM initiates duplication, assembly or manufacturing of the Product, XIAM shall place in a conspicuous location on the Product, a notice, that the Product was developed and owned by Strokes and Strokes reserves all rights and privileges thereto.

20.  APPLICABLE LAW

20.1  This Agreement shall be constructed in accordance with the substantive laws of the country of China.

20.2  The language under which this Agreement shall be interpreted, arbitrated or litigated shall be English.

21.  NOTICES UNDER THE AGREEMENT

21.1  For the purpose of all written communications and notices between the parties, their addresses shall be:

MLSC:

8045 Dolce Volpe

Las Vegas, Nevada 89178

XIAM:

Room 701, Zone B, 7th Floor,

No. 844 Xia He Road, Si Ming District,  Xiamen / Fujian,

361002 China

or any other addresses of which either party shall notify the other party in writing.

22.  RESPONSIBILITY OF TRAINING, TRANSFER AND ASSISTANCE

22.1  The XIAM agrees to provide the necessary funds to cover all costs associated with the training of XIAM’s employees, transfer of Know How and data, as well as any kind of special assistance, whether traveling to the XIAM’s place of business, preparation and adaptation of documents and technology or financing the travel, wages, and associated costs of the MLSC’S employee(s) in coming to the XIAM’s chosen place of business.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers and/or agents on the respective dates and at the respective places hereinafter set forth.  This agreement can be executed in counter parts.

EXECUTED

Executed on behalf of

MULTISYS LANGUAGE SOLUTIONS, INC.

by the authorised person whose signature appears below pursuant to Corporations Law of the state of Nevada.

Signed at:

Las Vegas, Nevada

Dated:  June 23, 2008

/s/ Janelle Edington

Janelle Edington, President

Executed on behalf of

Xiamen Eurotech Intelligence Commercial & Trading Company

by the authorised person whose signature appears below pursuant to Corporation Law of the Country of China

Signed at:

Xiamen, China

Date: June 23, 2008

/s/ Dong Fume

Dong Fume, President

EXHIBIT A

RESELLER’S AGREEMENT AND ASSIGNMENT

EXHIBIT B

STATEMENT OF COSTS TO BE PAID BY

BY MULTISYS LANGUAGE SOLUTIONS, INC

TO XIAM EUROTECH DEVELOPMENT COMPANY AND

DEFINED BUSINESS SERVICES COMPLETED BY

XIAM EUROTECH DEVELOPMENT COMPANY

Mulitsys Language Solutions, Inc. agrees to pay Xiamen Eurotech Intelligence Commercial & Trading Company on a one time only basis, the following expenses for the express purpose of launching the products in China.  After Multisys Language Solutions, Inc. pays these initial expenses, the Xiamen Eurotech Intelligence Commercial & Trading Company. will manage the entire sales and marketing program in China, including future product production, sales, shipping, packaging and advertising costs of all software products production.

Development of a Shopping Web site in Chinese language

$  5,000

Graphics and package design for the Software

$  5,000

Translation services for the instruction Software

Instruction and teaching manual

$  5,000

Cost for making Master Rom

$  2,000

Cost to duplicate software (10,000 units starting inventory)

$15,000

Packaging of 10,000 units

$15,000

Internet services for 12 months

$  2,400

Development of Direct Marking Brochures in Chinese

$  2,500

Initial Advertising

$  2,500

Contingent Funds

$  5,600

Total

$60,000

EXHIBIT C

MINIUMM ANNUAL SALES VOLUMES

2008	500 Units
2009	2,000 Units
2010	6,000 Units
2011	12,000 Units
2012	12,000 Units